Exhibit 15.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this Report on Form 20-F and, if not defined in the Form 20-F, in the Proxy statement/Prospectus.

1.	Introduction

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, herein referred to as Article 11. The unaudited pro forma condensed combined financial information presents the pro forma effects of the Business Combination.

Yucaipa and Wiggle have historically prepared their financial statements in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”) and IFRS as issued by the IASB (“IFRS”) with the U.S. Dollar ($) and British pound sterling (£) as their reporting currency, respectively. The unaudited pro forma condensed combined financial information gives effect to adjustments required to convert Yucaipa’s historical financial information to IFRS, its financial statement presentation (function) to SSU’s presentation (nature) and its reporting currency to Euros and Wiggle’s financial statement presentation to SSU’s presentation and its reporting currency to Euros.

All references to “TopCo” refer to SIGNA Sports United N.V. (f/k/a SIGNA Sports United B.V.) and its subsidiaries, after giving pro forma effect to the Business Combination.

SSU financed the cash portion of the consideration paid in the Wiggle Acquisition with proceeds from the Merger.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021, assumes that the Business Combination was consummated on March 31, 2021.

The unaudited pro forma condensed combined statements of profit or loss for the twelve-month period ended September 30, 2020 and the six-month period ended March 31, 2021 assume that the Business Combination was consummated on October 1, 2019.

The unaudited pro forma condensed combined financial information has been prepared for informational purposes only and does not necessarily reflect what TopCo’s actual financial position or results of operations would have been had the Business Combination consummated on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of TopCo. The unaudited pro forma condensed combined financial information is intended to provide information about the continuing impact of the Business Combination as if it had been consummated earlier. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11. TopCo has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information and therefore, the unaudited pro forma condensed combined financial information does not include discussion of the realization of any expected cost savings or other synergies from the Wiggle Acquisition as a result of restructuring activities and other planned cost savings initiatives following the completion of the Business Combination. The unaudited Transaction Accounting Adjustments, which are described in the accompanying notes are based on information currently available and certain assumptions and may be revised as additional information becomes available and is evaluated. In the opinion of TopCo’s management, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial information have been made based on information available at this time. The assumptions and estimates underlying the adjustments are described in the notes to the accompanying unaudited pro forma condensed combined financial information. The actual results may differ significantly from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts may differ materially from the information presented.

This information should be read together with the accompanying notes to the unaudited pro forma condensed combined financial information, SSU Group and Wiggle Group consolidated financial statements, Yucaipa financial statements and related notes, the sections entitled “SSU’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Yucaipa’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business of the Wiggle Group and certain Information about the Wiggle Group” in the Proxy Statement/Prospectus and other financial information incorporated herein by reference.

The unaudited pro forma condensed combined financial information has been derived from the following financial information:

•	SSU’s audited consolidated financial statements for the fiscal year ended September 30, 2020 prepared based on IFRS and included in the Proxy Statement/Prospectus;

•

SSU’s unaudited interim condensed consolidated financial statements as of and for the six-month period ended March 31, 2021, prepared on the basis of IFRS applicable for interim financial reporting (IAS 34) and included in the Proxy Statement/Prospectus;

•	the unaudited interim condensed financial statements of Yucaipa as of and for the period from June 4, 2020 (inception) through September 30, 2020, as restated, prepared in accordance with U.S. GAAP;

•

the audited financial statements of Yucaipa as of and for the fiscal year from June 4, 2020 (inception) through December 31, 2020, as restated, prepared in accordance with U.S. GAAP and included in the Proxy Statement/Prospectus;

•	the unaudited interim condensed financial statements of Yucaipa as of and for the three-month period ended March 31, 2021, as restated, prepared in accordance with U.S. GAAP;

•	the audited consolidated financial statements of Wiggle Group for the 39 weeks ended September 27, 2020 prepared in accordance with IFRS and included in the Proxy Statement/Prospectus;

•

the unaudited and unpublished interim consolidated income statement for the 13 weeks ended December 27, 2020 of Wiggle Group prepared in accordance with the measurement and recognition requirements of IFRS as adopted for use by IASB; and

•	the unaudited interim consolidated financial statements for the 26 weeks ended March 28, 2021 of Wiggle Group prepared on the basis of IFRS applicable for interim financial reporting (IAS 34).

The unaudited pro forma condensed combined financial information has been prepared utilizing period ends for SSU Group, Yucaipa and Wiggle Group that differ by fewer than 93 days, as permitted by Regulation S-X.

The unaudited pro forma condensed combined statement of profit or loss for the twelve-month period ended September 30, 2020 is based on:

•	SSU’s audited consolidated statement of profit or loss for the fiscal year ended September 30, 2020;

•	Yucaipa’s unaudited condensed statement of operations for the period from June 4, 2020 (inception) through September 30, 2020, as restated; and

•

Adding financial data from Wiggle Group’s audited consolidated income statement for the 39 weeks ended September 27, 2020 and Wiggle Group’s unaudited and unpublished interim consolidated income statement for the 13 weeks ended December 27, 2020.

The unaudited pro forma condensed combined statement of profit or loss for the six-month period ended March 31, 2021 is based on:

•	SSU’s unaudited interim condensed consolidated statement of profit or loss for the six-month period ended March 31, 2021;

•

Yucaipa’s audited statement of operations for the period from June 4, 2020 (inception) through December 31, 2020, as restated, subtracting Yucaipa’s unaudited condensed statement of operations for the period from June 4, 2020 (inception) through September 30, 2020, as restated, and adding Yucaipa’s unaudited condensed statement of operations for the three-month period ended March 31, 2021, as restated; and

•	Adding Wiggle Group’s unaudited interim consolidated income statement for the 26 weeks ended March 28, 2021.

Description of the Business Combination

On December 14, 2021 (the “Closing Date”), the following transactions occurred pursuant to the terms of the Business Combination Agreement (collectively, the “Business Combination”):

•

Yucaipa merged with and into Merger Sub (the “Merger”), with Merger Sub as the surviving company in the merger, and each issued and outstanding Class A ordinary share, par value of $0.0001 per share, of Yucaipa (the “Yucaipa Class A Shares”) and Class B ordinary share, par value of $0.0001 per share, of Yucaipa (the “Yucaipa Class B Shares” and, together with the Yucaipa Class A Shares, the “Yucaipa Shares”) was exchanged for a claim for a corresponding equity security in Merger Sub, which was contributed as a contribution in kind to TopCo in exchange for one ordinary share of TopCo (such ordinary shares, the “TopCo Ordinary Shares”) (provided that the 8,565,000 Yucaipa Class B Shares held by Yucaipa Acquisition Manager, LLC, a Delaware limited liability company (the “Sponsor”) entitled Sponsor to a claim for equity security in Merger Sub, which upon contribution in kind to TopCo, was exchanged for 9,815,000 TopCo Ordinary Shares); each outstanding warrant to acquire ordinary shares of Yucaipa became a warrant to acquire an equal number of TopCo Ordinary Shares (collectively, the “TopCo-Yucaipa Business Combination”);

•

immediately thereafter, TopCo issued TopCo Ordinary Shares, deemed under the Business Combination Agreement to have an aggregate value of $2,462 million, to the shareholders of SSU’s capital stock immediately prior to the Closing in exchange for the contribution by such shareholders of all of the paid up shares (Geschäftsanteile) of SSU (such exchange, the “Exchange”);

On June 10, 2021, concurrently with the execution of the Business Combination Agreement, and in addition on October 7, 2021 and December 3, 2021, TopCo and Yucaipa entered into Subscription Agreements with PIPE Investors, SISH and Ronald W. Burkle pursuant to which, among other things, the PIPE Investors, SISH and Mr. Burkle (or, if assigned pursuant to the terms of the Subscription Agreement, one or more of his affiliates or assignees) have agreed to subscribe for and purchase, severally and not jointly, and TopCo has agreed to issue and sell to the PIPE Investors, SISH and Mr. Burkle (or, if assigned pursuant to the terms of the Subscription Agreement, one or more of his affiliates or assignees), an aggregate of 39,700,000 TopCo Shares at a price of €8.53 ($10.00) per share in exchange for an aggregate purchase price of €338.6 million ($397.0 million) on the Closing Date. The PIPE Financing closed concurrently with the Business Combination. Pursuant to the amendment of the Sponsor Letter Agreement on October 15, 2021, the TopCo Shares issued to the PIPE Investors are not subject to a post-Closing lock-up period.

On October 15, 2021, SISH and Bridgepoint agreed to terms and conditions to offset redemptions that occurred above a certain level, on the terms and subject to the conditions set forth in the Redemption Offset Agreement (see the section entitled “Events after the execution of the Business Combination Agreement—Redemption Offset Agreement” in the Proxy Statement/Prospectus for more information regarding the Redemption Offset Agreement).

For more information about the Business Combination, please see the sections entitled “The Business Combination” and “The Business Combination Agreement and Ancillary Documents” in the Proxy Statement/Prospectus.

Accounting for the Business Combination

The Business Combination was comprised of a series of transactions pursuant to the Business Combination Agreement, as described elsewhere in this Report or the Proxy Statement/Prospectus. For accounting purposes, the Business Combination was effectuated in three main steps:

1.	The exchange of shares held by SSU shareholders, which was accounted for as a capital reorganization.

2.

The merger of Yucaipa and Merger Sub, which was not within the scope of IFRS 3 Business Combinations since Yucaipa did not meet the definition of a business in accordance with IFRS 3, was accounted for within the scope of IFRS 2 Share-based Payment. The excess of the fair value of TopCo Shares issued to Yucaipa shareholders over the fair value of Yucaipa’s identifiable net assets acquired represented compensation for services and was expensed as incurred. The expense recognized in accordance with IFRS 2 was based on the difference between the fair value of the TopCo Shares issued to Yucaipa shareholders and the fair value of Yucaipa’s identifiable net assets at consummation. At Closing Date the stock price of each Yucaipa Ordinary Share was $9.93 per share and was the basis to determine the fair value of the share-based consideration paid to Yucaipa shareholders.

3.

The Subscription Agreements related to the PIPE Financing, which were executed concurrently with the Business Combination Agreement and, with regards to the upsizing of the size of the PIPE Financing, on October 7, 2021, and December 3, 2021 resulted in the issuance of TopCo Shares, led to an increase in share capital and capital reserve.

Within the Merger, SSU has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	SSU’s shareholders have the largest portion of voting rights in TopCo;

•	SSU has the right to appoint the management in TopCo;

•	SSU’s existing senior management team comprises senior management of TopCo; and

•	The operations of TopCo primarily represent operations of SSU.

The Wiggle Acquisition is accounted for as a business combination using the acquisition method of accounting in accordance with IFRS 3 Business Combinations. SSU recorded a preliminary valuation analysis of the fair market value of assets acquired and liabilities assumed from Wiggle Group. The Wiggle Acquisition was consummated at the time of the Closing of the Business Combination.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2021

	As of Mar 31, 2021									As of Mar 28, 2021
	SSU Group (Historical)		Yucaipa (As Adjusted) (Historical) (Note 4)		Transaction Accounting Adjustments (Note 6)		Note	Pro Forma Combined		Wiggle Group (As Adjusted) (Historical) (Note 4)		Transaction Accounting Adjustments (Note 6)		Note	Pro Forma Combined (incl. Wiggle Group)
in € million
ASSETS	€		€		€			€		€		€			€
Property, plant and equipment		39.6		—		—			39.6		9.3		—			48.9
Right-of-use-assets		45.7		—		—			45.7		20.7		4.5	M		71.0
Intangible assets and goodwill		309.5		—		—			309.5		114.7		453.5	N		877.7
Investments accounted for using the equity method		0.2		—		—			0.2		—		—			0.2
Other non-current financial assets		1.0		294.3		(294.3)	A		1.0		—		—			1.0
Deferred tax assets		0.0		—		—			0.0		—		—			0.0

Non-current assets		€396.0		€294.3		€(294.3)			€396.0		€144.8		€458.0			€998.7

Inventories		174.1		—		—			174.1		65.3		—			239.4
Trade receivables		27.7		—		—			27.7		0.7		—			28.4
Other current financial assets		11.2		—		—			11.2		1.5		—			12.8
Other current assets		30.7		0.2		—			30.9		11.4		—			42.3
Cash and cash equivalents		53.0		0.7		22.9	A		358.1		68.8		(20.2)	O		85.6
						338.6	B						(214.1)	P
						(42.9)	C						(84.1)	Q
						(10.3)	D						(2.7)	R
						(4.0)	E						(17.9)	S
						—							(2.4)	T
Assets held for sale		—				—			—		1.2		0.6	U		1.8

Current assets		€296.7		€0.9		€304.3			€602.0		€149.0		€(340.8)			€410.2

Total assets		€692.7		€295.2		€10.1			€997.9		€293.7		€117.3			€1,408.9

EQUITY AND LIABILITIES	€		€		€			€		€			€—		€
Share capital		17.6		0.0		4.8	B		42.6		0.1		0.0	S		46.4
						0.1	E						3.7	V
						1.6	F						—
						2.0	G						—
						8.8	H						—
						1.5	I						—
						6.1	J						—
						0.2	K						—
Capital reserve		370.4		—		333.8	B		899.2		235.9		2.7	S		1,162.9
						(9.7)	C						25.2	V
						4.7	E						—
						73.0	F						—
						35.6	G						—
						(8.8)	H						—
						105.1	I						—
						(6.1)	J						—
						1.2	K						—
Retained earnings		(93.2)		(32.8)		(33.2)	C		(252.9)		(505.3)		(20.2)	O		(294.6)
						(83.7)	I						(0.8)	R
						(8.7)	E						(20.6)	S
						(1.3)	L						(0.2)	T
						—							505.3	V
Other reserves		(0.2)		—		—			(0.2)		1.9		8.9	V		10.5

Capital and reserves attributable to shareholders of the parent company		€294.7		€(32.8)		€426.9			€688.7		€(267.5)		€504.0			€925.2

Non-controlling interests		22.2		—		(22.2)	G		—		—		—			—

Total equity		€316.9		€(32.8)		€404.7			€688.7		€(267.5)		€504.0			€925.2

Non-current provisions		0.1		—		—			0.1		4.1		(1.9)	R		2.3
Non-current financial
liabilities		157.4		316.5		(271.4)	A		91.0		443.0		(82.9)	Q		114.2
						(74.6)	F						5.0	W
						(15.4)	G						(341.9)	X
						(22.9)	I						—
						1.3	L						—
Other non-current liabilities		0.3		10.3		(10.3)	D		0.3		—		—			0.3
Deferred tax liabilities		40.1		—		—			40.1		—		42.4	Y		82.5

Non-current liabilities		€197.8		€326.8		€(393.2)			€131.5		€447.1		€(379.4)			€199.2

Current provisions		3.0		—		(1.4)	K		1.6		—		—			1.6
Trade payables		102.3		0.1		—			102.4		51.3		(1.1)	T		152.6
Other current financial liabilities		26.9		—		—			26.9		29.3		(26.5)	X		28.6
						—							(1.2)	Q
Other current liabilities		41.1		1.1		—			42.2		30.7		22.5	P		94.2
						—							(1.1)	T
Contract liabilities		4.8		—		—			4.8		2.7		—			7.5

Current liabilities		€178.0		€1.2		€(1.4)			€177.8		€114.0		€(7.3)			€284.5

Total liabilities		€375.8		€328.0		€(394.6)			€309.2		€561.2		€(386.7)			€483.7

Total equity and liabilities		€692.7		€295.2		€10.1			€997.9		€293.7		€117.2			€1,408.9

Unaudited Pro Forma Condensed Combined Statement of Profit or Loss

For the Twelve-Month Period Ended September 30, 2020

	For the twelve- month period ended Sep 30, 2020	For the period from June 4, 2020 (inception) through September 30, 2020						For the 39 weeks ended Sep 27, 2020	For the 13 weeks ended Dec 27, 2020	For the 52 weeks ended Dec 27, 2020
	SSU Group (Historical)	Yucaipa (As Adjusted) (Historical) (Note 4)	Transaction Accounting Adjustments (Note 6)		Note	Pro Forma Combined		Wiggle Group (As Adjusted) (Historical) (Note 4)	Wiggle Group (As Adjusted) (Historical) (Note 4)	Wiggle Group (39 weeks and 13 weeks combined)	Transaction Accounting Adjustments (Note 6)		Note	Pro Forma Combined (incl. Wiggle Group)
in € million
	€	€	€			€		€	€	€	€			€
Revenue	703.2	—		—			703.2	328.4	114.3	442.7		—			1,145.9
Own work capitalized	3.3	—		—			3.3	1.0	0.3	1.4		—			4.7
Other operating income	1.5	—		—			1.5	1.1	0.1	1.2		—			2.7
Cost of material	(449.6)	—		—			(449.6)	(224.8)	(73.2)	(298.0)		—			(747.6)
Personnel expenses	(75.5)	—		(8.7)	AA		(84.1)	(28.7)	(9.4)	(38.1)		(0.8)	JJ		(143.7)
				—								(20.6)	KK
Other operating expenses	(175.7)	(0.1)		(28.9)	BB		(325.5)	(60.8)	(20.3)	(81.1)		(20.2)	LL		(427.0)
				(120.8)	CC							(0.2)	MM
				0.0	DD							—
Depreciation and amortization	(25.6)	—		—			(25.6)	(16.8)	(3.2)	(20.0)		(6.5)	NN		(51.7)
				—								0.4	OO

Operating result	€(18.4)	€(0.1)		€(158.4)			€(176.9)	€(0.4)	€8.5	€8.1		€(47.9)			€(216.7)

Finance income	0.2	0.0		(0.0)	EE		0.2	2.8	2.8	5.6		(1.1)	PP		4.7
Finance costs	(8.7)	(3.9)		5.8	FF		(7.8)	(40.5)	(14.0)	(54.5)		8.5	PP		(13.9)
				(1.0)	GG							39.9	QQ
Result from investments accounted for at equity	(0.7)	—		—			(0.7)	—	—	—		—			(0.7)

Earnings before taxes (EBT)	€(27.6)	€(4.1)		€(153.6)			€(185.2)	€(38.2)	€(2.6)	€(40.8)		€(0.5)			€(226.6)

Income tax benefit/(expense)	1.9	—		10.5	HH		12.4	0.5	(0.0)	0.5		1.0	RR		13.9

Loss for the period	€(25.6)	€(4.1)		€(143.1)			€(172.8)	€(37.7)	€(2.7)	€(40.3)		€0.5			€(212.7)

of which attributable to non-controlling interests	(0.9)	—		0.9	II		—	—	—	—		—			—
of which attributable to shareholders of the parent company	(24.8)	(4.1)		(144.0)	II		(172.8)	(37.7)	(2.7)	(40.3)		0.5			(212.7)
Loss per share
Pro forma weighted average common shares outstanding -basic and diluted															335,342,807
Pro forma loss per share - basic and diluted															€(0.63)

Unaudited Pro Forma Condensed Combined Statement of Profit or Loss

For the Six-Month Period Ended March 31, 2021

	For the six- month period ended Mar 31, 2021	For the six- month period ended Mar 31, 2021	Transaction Accounting Adjustments (Note 6)		Note	Pro Forma Combined		For the 26 weeks ended Mar 28, 2021	Transaction Accounting Adjustments (Note 6)		Note	Pro Forma Combined (incl. Wiggle Group)
	SSU Group (Historical)	Yucaipa (As Adjusted) (Calculated) (Note 4)						Wiggle Group (As Adjusted) (Historical) (Note 4)
in € million
	€	€	€			€		€	€			€
Revenue	374.4	—		—			374.4	214.8		—			589.2
Own work capitalized	1.7	—		—			1.7	0.8		—			2.5
Other operating income	1.7	—		—			1.7	0.1		—			1.8
Cost of material	(231.2)	—		—			(231.2)	(135.0)		—			(366.2)
Personnel expenses	(42.9)	—		—			(42.9)	(19.0)		—			(62.0)
				—						—
Other operating expenses	(94.7)	(1.3)		0.1	DD		(95.9)	(39.3)		—			(135.2)
Depreciation and amortization	(14.8)	—		—			(14.8)	(6.3)		(3.3)	NN		(24.2)
				—						0.2	OO

Operating result	€(5.9)	€(1.3)		€0.1			€(7.1)	€16.1		€(3.0)			€5.9

Finance income	0.0	1.5		(0.0)	EE		0.4	4.7		(4.7)	PP		0.5
				(1.0)	GG					—
Finance costs	(3.9)	(5.2)		2.7	FF		(5.3)	(24.1)		2.0	PP		(6.1)
				1.1	GG					21.3	QQ
Result from investments accounted for at equity	(0.6)	—		—			(0.6)	—		—			(0.6)

Earnings before taxes (EBT)	€(10.3)	€(5.1)		€2.8			€(12.6)	€(3.3)		€15.6			€(0.3)

Income tax benefit/(expense)	(1.7)	—		0.9	HH		(0.8)	(0.0)		(2.8)	RR		(3.6)

Loss for the period	€(12.0)	€(5.1)		€3.7			€(13.4)	€(3.3)		€12.8			€(3.9)

of which attributable to non - controlling interests	0.7			(0.7)	II		—	—		—			—
of which attributable to shareholders of the parent company	(12.6)	(5.1)		4.3	II		(13.4)	(3.3)		12.8			(3.9)
Loss per share
Pro forma weighted average common shares outstanding - basic and diluted													335,342,807
Pro forma loss per share - basic and diluted													€(0.01)

2. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effects of the Business Combination and has been prepared for informational purposes only.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11. The Transaction Accounting Adjustments reported in these financial statements are based upon available information and certain assumptions that TopCo’s management believes are reasonable. The unaudited pro forma condensed combined financial information does not necessarily reflect what TopCo’s financial condition or result of operations would have been had the Business Combination occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of TopCo. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors, including those discussed in the section entitled “Risk Factors” of the Proxy Statement/Prospectus. The unaudited pro forma condensed combined balance sheet as of March 31, 2021, assumes that the Business Combination was consummated on March 31, 2021. The unaudited pro forma condensed combined statements of profit or loss for the twelve-month period ended September 30, 2020 and the six-month period ended March 31, 2021 assume that the Business Combination was consummated on October 1, 2019.

The unaudited pro forma condensed combined financial information is presented in Euro (€). Amounts are stated in € millions (€ million) except if otherwise stated. The figures presented in the tables of the unaudited pro forma condensed combined financial information were rounded according to established commercial principles. Additions of the figures can thus lead to amounts that deviate from those shown in the tables.

There were no intercompany balances or transactions between SSU, Yucaipa, and Wiggle Group as of the dates and for the periods of these unaudited pro forma condensed combined financial information.

3. Redemption and Redemption Offset Agreement

Pursuant to Yucaipa’s charter, Yucaipa’s public shareholders were offered the opportunity to redeem, upon closing of the Business Combination, Yucaipa Class A Shares held by them for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account. The unaudited pro forma condensed combined financial information reflect the actual redemption of 31,820,685 shares of Yucaipa’s Class A Shares at $10.00 per share. As the level of redemptions by Yucaipa Public Shareholder required the release to such shareholders of an aggregate amount from Yucaipa’s Trust Account exceeding the Redemption Threshold Amount (as defined in the Redemption Offset Agreement), the First Instalment Shortfall Amount, the Second Instalment Shortfall Amount and the Third Instalment Shortfall Amount (each, as defined in the Proxy Statement/Prospectus) were received, i.e. (A) SISH subscribed for and purchased, and TopCo issued TopCo Ordinary Shares in the amount $60 million, (B) Wiggle Sellers subscribed for and purchased, and TopCo issued TopCo Ordinary Shares in the amount of $30 million and (C) $61 million of the Third Consideration Instalment were settled through the issuance of TopCo Ordinary Shares to the Wiggle Sellers in accordance with the terms of the Wiggle SPA.

The following table summarizes the number of TopCo Shares outstanding at Closing Date:

	Ownership in shares	Equity %
SSU shareholders*	249,850,473	74.5
SSU management	1,293,200	0.4
Wiggle Sellers	31,045,383	9.3
Management equity consideration	869,436	0.8
Yucaipa public shareholders	2,679,315	0.8
Yucaipa Sponsor	9,815,000	2.9
Yucaipa directors	90,000	0.0
PIPE Investors	39,700,000	11.8
thereof SISH	2,500,000
thereof Ronald W. Burkle	5,000,000

	335,342,807	100.0

*	Excludes 51,000,000 Earn-Out Shares

4. Foreign Currency Alignment and Reclassification Adjustments

Foreign Currency Alignment

The historical financial information of Yucaipa was prepared in accordance with U.S. GAAP and presented in $. The historical financial information was translated from $ to € using the following historical exchange rates:

$ / €
Average exchange rate for the period from June 4, 2020 (inception) through September 30, 2020 (statement of profit or loss)	0.86244
Average exchange rate for the period from June 4, 2020 (inception) through December 31, 2020 (statement of profit or loss)	0.85179
Average exchange rate for the three-month period ended March 31, 2021 (statement of profit or loss)	0.83001
Period end exchange rate as of March 31, 2021 (balance sheet)	0.85288

The historical financial information of Wiggle Group was prepared in accordance with IFRS and presented in British pound sterling (£). The historical financial information was translated from £ to € using the following historical exchange rates:

£ / €
Average exchange rate for the 39 weeks ended September 27, 2020 (statement of profit or loss)	1.13076
Average exchange rate for the 13 weeks ended December 27, 2020 (statement of profit or loss)	1.10670
Average exchange rate for the 26 weeks ended March 28, 2021 (statement of profit or loss)	1.12372
Average exchange rate for the 52 weeks ended December 27, 2020 (statement of profit or loss)	1.12456
Period end exchange rate as of March 28, 2021 (balance sheet)	1.17481

Alignment to Nature of Expense Method

In order to present uniform basic figures in the unaudited pro forma condensed combined financial information, the statements of operations of Yucaipa for the periods from June 4, 2020 (inception) through September 30, 2020, from June 4, 2020 (inception) through December 31, 2020 and for the three-month period ended March 31, 2021 and the consolidated income statements of Wiggle Group for the 39 weeks ended September 27, 2020, for the 13 weeks ended December 27, 2020, and for the 26 weeks ended March 28, 2021, respectively, all historically presented in accordance with the function of expense method have been aligned to the nature of expense method as applied by SSU and the following adjustments were made:

Yucaipa Group alignment for the period from June 4, 2020 (inception) through September 30, 2020 (in $ million):

Yucaipa presentation in $ million			SSU Group presentation in $ million
			Revenue		Own work capitalized		Other operating income		Cost of material		Personnel expenses		Other operating expenses
	$		$		$		$		$		$		$
General and administrative expenses		(0.1)		—		—		—		—		—		(0.1)
Administrative expenses - related party		(0.0)		—		—		—		—		—		(0.0)

Total		$(0.2)		$—		$—		$—		$—		$—		$(0.2)

Yucaipa Group alignment for the period from June 4, 2020 (inception) through December 31, 2020 (in $ million):

Yucaipa presentation in $ million			SSU Group presentation in $ million
			Revenue		Own work capitalized		Other operating income		Cost of material		Personnel expenses		Other operating expenses
	$		$		$		$		$		$		$
General and administrative expenses		(0.2)		—		—		—		—		—		(0.2)
Administrative expenses - related party		(0.1)		—		—		—		—		—		(0.1)

Total		$(0.3)		$—		$—		$—		$—		$—		$(0.3)

Yucaipa Group alignment for the three-month period ended March 31, 2021 (in $ million):

Yucaipa presentation in $ million			SSU Group presentation in $ million
			Revenue		Own work capitalized		Other operating income		Cost of material		Personnel expenses		Other operating expenses
	$		$		$		$		$		$		$
General and administrative expenses		(1.4)		—		—		—		—		—		(1.4)
Administrative expenses - related party		(0.0)		—		—		—		—		—		(0.0)

Total		$(1.4)		$—		$—		$—		$—		$—		$(1.4)

Wiggle Group alignment for the 39 weeks ended September 27, 2020 (in £ million):

Wiggle Group presentation in £ million			SSU Group presentation in £ million
			Revenue		Own work capitalized		Other operating income		Cost of material		Personnel expenses		Other operating expenses
	£		£		£		£		£		£		£
Revenue		291.6		290.4		—		1.2		—		—		—
Cost of sales		(199.9)		—		—		(0.2)		(198.4)		(0.9)		(0.4)
Selling and distribution expenses		(37.1)		—		—		—		(0.3)		(6.2)		(30.5)
Administrative expenses		(40.1)		—		0.9		—		—		(18.3)		(22.8)

Total		£14.5		£290.4		£0.9		£1.0		£(198.8)		£(25.4)		£(53.8)

Wiggle Group alignment for the 13 weeks ended December 27, 2020 (in £ million):

Wiggle Group presentation in £ million			SSU Group presentation in £ million
			Revenue		Own work capitalized		Other operating income		Cost of material		Personnel expenses		Other operating expenses
	£		£		£		£		£		£		£
Revenue		103.3		103.2		—		0.1		—		—		—
Cost of sales		(66.5)		—		—		—		(66.1)		(0.3)		(0.1)
Selling and distribution expenses		(13.1)		—		—		—		(0.1)		(2.3)		(10.6)
Administrative expenses		(13.1)		—		0.3		—		—		(5.8)		(7.6)

Total		£10.6		£103.2		£0.3		£0.1		£(66.1)		£(8.5)		£(18.4)

Wiggle Group alignment for the 26 weeks ended March 28, 2021 (in £ million):

Wiggle Group presentation in £ million			SSU Group presentation in £ million
			Revenue		Own work capitalized		Other operating income		Cost of material		Personnel expenses		Other operating expenses
	£		£		£		£		£		£		£
Revenue		191.3		191.1		—		0.1		—		—		—
Cost of sales		(120.8)		—		—		—		(120.0)		(0.6)		(0.2)
Selling and distribution expenses		(25.6)		—		—		—		(0.2)		(4.4)		(20.9)
Administrative expenses		(24.9)		—		0.8		—		—		(11.9)		(13.8)

Total		£20.0		£191.1		£0.8		£0.1		£(120.2)		£(16.9)		£(35.0)

Reclassification Adjustments

In addition to the alignment to nature of expense method, certain reclassifications have been made on a preliminary basis to the historical presentation of the financial statements of Yucaipa and the consolidated financial statements of Wiggle Group, included within the unaudited pro forma condensed combined financial information to conform to the financial statement presentation of SSU. TopCo will perform a full and detailed review of Yucaipa’s and Wiggle Group’s accounting policies and financial statements which may result in additional differences between the accounting policies of the companies may be identified that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

Until the date of the unaudited pro forma condensed combined financial information TopCo has identified preliminary adjustments to the presentation of the historical financial statements of Yucaipa and Wiggle Group to those of SSU based upon currently available information and assumptions management believes to be reasonable.

The following tables indicate the currency translations and reclassifications of the historical financial information of Yucaipa made for the purpose of unaudited pro forma condensed combined financial information:

Statement of Financial Position

	As of Mar 31, 2021		Reclassification Adjustments in $ million		Note	As of Mar 31, 2021		As of Mar 31, 2021
	Yucaipa (Historical) in $ million					Yucaipa (As Adjusted) (Historical) in $ million		Yucaipa (As Adjusted) (Historical) in € million
in € million (unless otherwise stated)
ASSETS	$		$			$		€
Property, plant and equipment		—					—		—
Right-of-use-assets		—					—		—
Intangible assets and goodwill		—					—		—
Investments accounted for using the equity method		—					—		—
Other non-current financial assets[1]		345.0					345.0		294.3
Deferred tax assets		—					—		—

Non-current assets		$345.0		$—			$345.0		€294.3

Inventories		—					—		—
Trade receivables		—					—		—
Other current financial assets		—					—		—
Other current assets[2]		0.3					0.3		0.2
Cash and cash equivalents[3]		0.8					0.8		0.7
Assets held for sale		—					—		—

Current assets		$1.1		$—			$1.1		€0.9

Total assets		$346.1		$—			$346.1		€295.2

EQUITY AND LIABILITIES	$		$			$		€
Share capital[4]		0.0					0.0		0.0
Capital reserve[5]		—					—		—
Retained earnings[6]		(38.5)					(38.5)		(32.8)
Other reserves		—					—		—

Capital and reserves attributable to shareholders of the parent company		$(38.5)		$—			$(38.5)		€(32.8)

Non-controlling interests		—					—		—

Total equity		$(38.5)		$—			$(38.5)		€(32.8)

Class A ordinary shares; 34,500,000 shares subject to possible redemption at $10.00 per share redemption value as of March 31, 2021 and December 31, 2020		345.0		(345.0)	a)		—		—

Commitments and Contingencies		$345.0		$(345.0)			$—		€—

Non-current provisions		—					—		—
Non-current financial liabilities		—		26.1	b)		371.1		316.5
				345.0	a)
Other non-current liabilities[7]		12.1					12.1		10.3
Deferred tax liabilities		—					—		—
Derivative liabilities		26.1		(26.1)	b)		—		—

Non-current liabilities		$38.2		$345.0			$383.2		€326.8

Current provisions		—					—		—
Trade payables[8]		0.2					0.2		0.1
Other current financial liabilities		—					—		—
Other current liabilities[9]		1.3					1.3		1.1
Contract liabilities		—					—		—

Current liabilities		$1.4		$—			$1.4		€1.2

Total liabilities		$39.6		$345.0			$384.6		€328.0

Total equity and liabilities		$346.1		$—			$346.1		€295.2

[1]	Corresponds to “Investments held in Trust Account” in the unaudited interim condensed statement of financial position of Yucaipa as of March 31, 2021.
[2]	Corresponds to “Prepaid expenses” in the unaudited interim condensed statement of financial position of Yucaipa as of March 31, 2021.
[3]	Corresponds to “Cash” in the unaudited interim condensed statement of financial position of Yucaipa as of March 31, 2021.
[4]

Corresponds to “Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; no nonredeemable Class A ordinary shares issued and outstanding as of March 31, 2021 and December 31, 2020” ($ nil) and “Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 8,625,000 shares issued and outstanding as of March 31, 2021 and December 31, 2020” ($0.0 million) in the unaudited interim condensed statement of financial position of Yucaipa as of March 31, 2021.

[5]	Corresponds to “Additional paid-in capital” in the unaudited interim condensed statement of financial position of Yucaipa as of March 31, 2021.
[6]	Corresponds to “Accumulated deficit” in the unaudited interim condensed statement of financial position of Yucaipa as of March 31, 2021.
[7]	Corresponds to “Deferred underwriting commissions” in the unaudited interim condensed statement of financial position of Yucaipa as of March 31, 2021.
[8]	Corresponds to “Accounts payable” in the unaudited interim condensed statement of financial position of Yucaipa as of March 31, 2021.
[9]	Corresponds to “Accrued expenses” in the unaudited interim condensed statement of financial position of Yucaipa as of March 31, 2021.

Statement of Operations

	For the period from June 4, 2020 (inception) through December 31, 2020					For the period from June 4, 2020 (inception) through December 31, 2020	For the period from June 4, 2020 (inception) through December 31, 2020
	Yucaipa (Restated, historical after P&L alignment) in $ million	Reclassification Adjustments in $ million		Note		Yucaipa (As Adjusted) (Restated) in $ million	Yucaipa (As Adjusted) (Restated) in € million
in € million (unless otherwise stated)
	$	$				$	€
Revenue	—					—	—
Own work capitalized	—					—	—
Other operating income	—					—	—
Cost of material	—					—	—
Personnel expenses	—					—	—
Other operating expenses	(0.3)					(0.3)	(0.2)
Depreciation and amortization	—					—	—

Operating result	$(0.3)		$—			$(0.3)	€(0.2)

Finance income[1]	0.0					0.0	0.0
Finance costs	—		(10.8)	c	)	(10.8)	(9.2)
Result from investments accounted for at equity	—					—	—
Change in fair value of derivative liabilities	(10.1)		10.1	c	)	—	—
Offering costs - derivative warrant liabilities	(0.7)		0.7	c	)	—	—

Earnings before taxes (EBT)	$(11.0)		$—			$(11.0)	€(9.4)

Income tax benefit/(expense)	—					—	—

Loss for the period	$(11.0)		$—			$(11.0)	€(9.4)

[1]

Corresponds to “Interest income earned on investments held in Trust Account” ($0.0 million) in the audited statement of operations for the period from June 4, 2020 (inception) through December 31, 2020.

Statement of Operations

	For the period from June 4, 2020 (inception) through September 30, 2020					For the period from June 4, 2020 (inception) through September 30, 2020	For the period from June 4, 2020 (inception) through September 30, 2020
	Yucaipa (Restated, historical after P&L alignment) in $ million	Reclassification Adjustments in $ million		Note		Yucaipa (As Adjusted) (Restated) in $ million	Yucaipa (As Adjusted) (Restated) in € million
in € million (unless otherwise stated)
	$	$				$	€
Revenue	—					—	—
Own work capitalized	—					—	—
Other operating income	—					—	—
Cost of material	—					—	—
Personnel expenses	—					—	—
Other operating expenses	(0.2)					(0.2)	(0.1)
Depreciation and amortization	—					—	—

Operating result	$(0.2)		$—			$(0.2)	€(0.1)

Finance income[1]	0.0					0.0	0.0
Finance costs	—		(4.6)	c	)	(4.6)	(3.9)
Result from investments accounted for at equity	—					—	—
Change in fair value of derivative liabilities	(3.9)		3.9	c	)	—	—
Offering costs - derivative warrant liabilities	(0.7)		0.7	c	)	—	—

Earnings before taxes (EBT)	$(4.7)		$—			$(4.7)	€(4.1)

Income tax benefit/(expense)	—					—	—

Loss for the period	$(4.7)		$—			$(4.7)	€(4.1)

[1]

Corresponds to “Interest earned on cash held in operating account” ($0.0 million) and “Interest income earned on investments held in Trust Account” ($0.0 million) in the unaudited interim condensed statement of operations for the period from June 4, 2020 (inception) through September 30, 2020.

Statement of Operations

	For the three-month period ended March 31, 2021				For the three-month period ended March 31, 2021	For the three-month period ended March 31, 2021
	Yucaipa (Historical after P&L alignment) in $ million	Reclassification Adjustments in $ million		Note	Yucaipa (As Adjusted) (Historical) in $ million	Yucaipa (As Adjusted) (Historical) in € million
in € million (unless otherwise stated)
	$	$			$	€
Revenue	—				—	—
Own work capitalized	—				—	—
Other operating income	—				—	—
Cost of material	—				—	—
Personnel expenses	—				—	—
Other operating expenses	(1.4)				(1.4)	(1.2)
Depreciation and amortization	—				—	—

Operating result	$(1.4)		$—		$(1.4)	€(1.2)

Finance income[1]	0.0		1.7	c)	1.8	1.5
Finance costs	—				—	—
Result from investments accounted for at equity	—				—	—
Change in fair value of derivative liabilities	1.7		(1.7)	c)	—	—

Earnings before taxes (EBT)	$0.3		$—		$0.3	€0.3

Income tax benefit/(expense)	—				—	—

Loss for the period	$0.3		$—		$0.3	€0.3

[1]	Corresponds to “Interest income earned on investments held in Trust Account” ($0.0 million) in the unaudited interim condensed statement of operations for the three-month period ended March 31, 2021.

The following items represent certain reclassifications of the historical financial statement line items of Yucaipa presented in the tables above to conform to the financial statement line items and IFRS reporting presentation of SSU including:

Statement of financial position items:

a)

Reflects the conversion of redeemable shares which are presented as “Class A ordinary shares; 34,500,000 shares subject to possible redemption at $10.00 per share redemption value as of March 31, 2021 and December 31, 2020” in the U.S. GAAP unaudited interim condensed statement of financial position as restated of Yucaipa as of March 31, 2021 to the line item Non-current financial liabilities.

b)

Yucaipa presents the line item Derivative liabilities. SSU presents the line item Non-current financial liabilities. Accordingly, the line item Derivative liabilities was reclassified to Non-current financial liabilities ($26.1 million) to be in line with the presentation of SSU.

Statement of profit or loss items:

c)

Yucaipa presents the line items Change in fair value of derivative liabilities as well as Offering costs – derivative warrant liabilities. SSU presents the line items Finance income and Finance costs. Accordingly, the line item Offering costs – derivative warrant liabilities was reclassified to Finance costs for the period from June 4, 2020 (inception) through December 31, 2020 ($0.7 million) and for the period from June 4, 2020 (inception) through September 30, 2020 ($0.7 million). In addition, Yucaipa presents changes in fair value of derivative liabilities – net under the separate line item Change in fair value of derivative liabilities. SSU presents income from valuation of derivatives under the line item Finance income and expense from valuation of derivatives under the line item Finance costs. Accordingly, expense from valuation of derivatives in an amount of $10.1 million for the period from June 4, 2020 (inception) through December 31, 2020 and $3.9 million for the period from June 4, 2020 (inception) through September 30, 2020, both included in Change in fair value of derivative liabilities were reclassified to Finance costs and income from valuation of derivatives in an amount of $1.7 million for the three-month period ended March 31, 2021 was reclassified to Finance income.

The following table presents the calculation of Yucaipa’s statement of operations for the six-month period ended March 31, 2021 as presented in the unaudited pro forma condensed combined statement of profit or loss for the six-month period ended March 31, 2021 after giving effect to currency translations and reclassifications of the respective historical financial information of Yucaipa as described above. The calculation is based on Yucaipa’s audited statement of operations for the period from June 4, 2020 (inception) through December 31, 2020 subtracting Yucaipa’s unaudited condensed statement of operations for the period from June 4, 2020 (inception) through September 30, 2020 and adding Yucaipa’s unaudited condensed statement of operations for the three-month period ended March 31, 2021:

Statements of Operations

	For the period from June 4, 2020 (inception) through December 31, 2020	For the period from June 4, 2020 (inception) through September 30, 2020	For the three- month period ended March 31, 2021	For the six-month period ended March 31, 2021
	Yucaipa (As Adjusted) (Restated) in € million	Yucaipa (As Adjusted) (Restated) in € million	Yucaipa (As Adjusted) (Historical) in € million	Yucaipa (As Adjusted) (Calculated) in € million
in € million (unless otherwise stated)
	€	€	€	€
Revenue	—	—	—	—
Own work capitalized	—	—	—	—
Other operating income	—	—	—	—
Cost of material	—	—	—	—
Personnel expenses	—	—	—	—
Other operating expenses	(0.2)	(0.1)	(1.2)	(1.3)
Depreciation and amortization	—	—	—	—

Operating result	€(0.2)	€(0.1)	€(1.2)	€(1.3)

Finance income	0.0	0.0	1.5	1.5
Finance costs	(9.2)	(3.9)	—	(5.2)
Result from investments accounted for at equity	—	—	—	—

Earnings before taxes (EBT)	€(9.4)	€(4.1)	€0.3	€(5.1)

Income tax benefit/(expense)	—	—	—	—

Loss for the period	€(9.4)	€(4.1)	€0.3	€(5.1)

In addition, the following tables indicate the currency translations and reclassifications of the historical financial information of the Wiggle Group made for the purpose of unaudited pro forma condensed combined financial information:

Consolidated Statement of Financial Position

	As of Mar 28, 2021		Reclassification Adjustments in £ million		Note		As of Mar 28, 2021		As of Mar 28, 2021
	Wiggle Group (Historical) in £ million						Wiggle Group (As Adjusted) (Historical) in £ million		Wiggle Group (As Adjusted) (Historical) in € million
in € million (unless otherwise stated)
ASSETS	£		£				£		€
Property, plant and equipment[1]		25.6		(17.6)	a	)		7.9		9.3
Right-of-use-assets				17.6	a	)		17.6		20.7
Intangible assets and goodwill[2]		97.7						97.7		114.7
Investments accounted for using the equity method		—						—		—
Other non-current financial assets		—						—		—
Deferred tax assets		—						—		—

Non-current assets		£123.2		£—				£123.2		€144.8

Inventories[3]		55.6						55.6		65.3
Trade receivables				0.6	b	)		0.6		0.7
Other current financial assets				1.3	b	)		1.3		1.5
Other current assets				9.7	b	)		9.7		11.4
Cash and cash equivalents		58.6						58.6		68.8
Assets held for sale		1.0						1.0		1.2
Trade and other receivables		11.6		(11.6)	b	)		—		—

Current assets		£126.8		£—				£126.8		€149.0

Total assets		£250.0		£—				£250.0		€293.7

EQUITY AND LIABILITIES	£		£				£		€
Share capital		0.0						0.0		0.1
Capital reserve				127.7	c	)		200.8		235.9
				72.4	d	)
				0.7	e	)
Retained earnings				(430.1)	e	)		(430.1)		(505.3)
Other reserves				1.6	e	)		1.6		1.9
Share premium		127.7		(127.7)	c	)		—		—
Capital contribution		72.4		(72.4)	d	)		—		—
Profit and loss		(427.8)		427.8	e	)		—		—

Capital and reserves attributable to shareholders of the parent company		£(227.7)		£—				£(227.7)		€(267.5)

Non-controlling interests		—						—		—

Total equity		£(227.7)		£—				£(227.7)		€(267.5)

Non-current provisions[4]		1.9		1.6	f	)		3.5		4.1
Non-current financial liabilities				377.1	f	)		377.1		443.0
Other non-current liabilities		—						—		—
Deferred tax liabilities[5]		—						—		—
Creditors: amounts falling due after more than one year		378.7		(378.7)	f	)		—		—

Non-current liabilities		£380.6		£—				£380.6		€447.1

Current provisions		—						—		—
Trade payables				43.6	g	)		43.6		51.3
Other current financial liabilities				25.0	g	)		25.0		29.3
Other current liabilities				26.1	g	)		26.1		30.7
Contract liabilities				2.3	g	)		2.3		2.7
Creditors: amounts falling due within one year		97.1		(97.1)	g	)		—		—

Current liabilities		£97.1		£—				£97.1		€114.0

Total liabilities		£477.7		£—				£477.7		€561.2

Total equity and liabilities		£250.0		£—				£250.0		€293.7

[1]	Corresponds to “Tangible assets” in the unaudited interim consolidated statement of financial position of Wiggle Group as of March 28, 2021.
[2]	Corresponds to “Intangible assets” in the unaudited interim consolidated statement of financial position of Wiggle Group as of March 28, 2021.
[3]	Corresponds to “Inventory” in the unaudited interim consolidated statement of financial position of Wiggle Group as of March 28, 2021.
[4]	Corresponds to “Provisions for liabilities and charges” in the unaudited interim consolidated statement of financial position of Wiggle Group as of March 28, 2021.
[5]	Corresponds to “Deferred tax liability” in the unaudited interim consolidated statement of financial position of Wiggle Group as of March 28, 2021.

Consolidated Income Statement

	For the 39 weeks ended Sep 27, 2020	Reclassification Adjustments in £ million		Note		For the 39 weeks ended Sep 27, 2020	For the 39 weeks ended Sep 27, 2020
	Wiggle Group (Historical after P&L alignment) in £ million					Wiggle Group (As Adjusted) (Historical) in £ million	Wiggle Group (As Adjusted) (Historical) in € million
in € million (unless otherwise stated)
	£	£				£	€
Revenue	290.4					290.4	328.4
Own work capitalized	0.9					0.9	1.0
Other operating income	1.0		0.0	h	)	1.0	1.1
Cost of material	(198.8)					(198.8)	(224.8)
Personnel expenses	(25.4)					(25.4)	(28.7)
Other operating expenses	(53.8)					(53.8)	(60.8)
Depreciation and amortization[1]	(14.8)					(14.8)	(16.8)
Gain / (Loss) on disposal	0.0		(0.0)	h	)	—	—

Operating result	£(0.4)		£—			£(0.4)	€(0.4)

Finance income[2]	—		2.5	i	)	2.5	2.8
Finance costs	—		(35.8)	i	)	(35.8)	(40.5)
Result from investments accounted for at equity	—					—	—
Other interest payable and similar charges	(7.2)		7.2	i	)	—	—
Interest payable to shareholders and investors	(26.1)		26.1	i	)	—	—

Earnings before taxes (EBT)	£(33.7)		£—			£(33.7)	€(38.2)

Income tax benefit/(expense)[3]	0.4					0.4	0.5

Loss for the period	£(33.3)		£—			£(33.3)	€(37.7)

[1]	Corresponds to “Depreciation, amortisation and impairment” in the audited consolidated income statement of Wiggle Group for the 39 weeks ended September 27, 2020.
[2]	Corresponds to “Interest receivable and similar income” in the audited consolidated income statement of Wiggle Group for the 39 weeks ended September 27, 2020.
[3]	Corresponds to “Taxation” in the audited consolidated income statement of Wiggle Group for the 39 weeks ended September 27, 2020.

Consolidated Income Statement

	For the 13 weeks ended Dec 27, 2020	Reclassification Adjustments in £ million		Note		For the 13 weeks ended Dec 27, 2020	For the 13 weeks ended Dec 27, 2020
	Wiggle Group (Historical after P&L alignment) in £ million					Wiggle Group (As Adjusted) (Historical) in £ million	Wiggle Group (As Adjusted) (Historical) in € million
in € million (unless otherwise stated)
	£	£				£	€
Revenue	103.2					103.2	114.3
Own work capitalized	0.3					0.3	0.3
Other operating income	0.1		0.0	h	)	0.1	0.1
Cost of material	(66.1)					(66.1)	(73.2)
Personnel expenses	(8.5)					(8.5)	(9.4)
Other operating expenses	(18.4)					(18.4)	(20.3)
Depreciation and amortization[1]	(2.9)					(2.9)	(3.2)
Gain / (Loss) on disposal	0.0		(0.0)	h	)	—	—

Operating result	£7.7		£—			£7.7	€8.5

Finance income[2]	—		2.5	i	)	2.5	2.8
Finance costs	—		(12.6)	i	)	(12.6)	(14.0)
Result from investments accounted for at equity	—					—	—
Other interest payable and similar charges	(0.7)		0.7	i	)	—	—
Interest payable to shareholders and investors	(9.4)		9.4	i	)	—	—

Earnings before taxes (EBT)	£(2.4)		£—			£(2.4)	€(2.6)

Income tax benefit/(expense)[3]	(0.0)					(0.0)	(0.0)

Loss for the period	£(2.4)		£—			£(2.4)	€(2.7)

[1]	Corresponds to “Depreciation, amortisation and impairment” in the unaudited and unpublished interim consolidated income statement for the 13 weeks ended December 27, 2020 of Wiggle Group.
[2]	Corresponds to “Interest receivable and similar income” in the unaudited and unpublished interim consolidated income statement for the 13 weeks ended December 27, 2020 of Wiggle Group.
[3]	Corresponds to “Taxation” in the unaudited and unpublished interim consolidated income statement for the 13 weeks ended December 27, 2020 of Wiggle Group.

Consolidated Income Statement

	For the 26 weeks ended Mar 28, 2021	Reclassification Adjustments in £ million		Note	For the 26 weeks ended Mar 28, 2021	For the 26 weeks ended Mar 28, 2021
	Wiggle Group (Historical after P&L alignment) in £ million				Wiggle Group (As Adjusted) (Historical) in £ million	Wiggle Group (As Adjusted) (Historical) in € million
in € million (unless otherwise stated)
	£	£			£	€
Revenue	191.1				191.1	214.8
Own work capitalized	0.8				0.8	0.8
Other operating income	0.1		0.0	h)	0.1	0.1
Cost of material	(120.2)				(120.2)	(135.0)
Personnel expenses	(16.9)				(16.9)	(19.0)
Other operating expenses	(35.0)				(35.0)	(39.3)
Depreciation and amortization[1]	(5.6)				(5.6)	(6.3)
Gain / (Loss) on disposal	0.0		(0.0)	h)	—	—

Operating result	£14.3		£—		£14.3	€16.1

Finance income[2]	4.2				4.2	4.7
Finance costs	—		(21.4)	i)	(21.4)	(24.1)
Result from investments accounted for at equity	—				—	—
Other interest payable and similar charges	(2.5)		2.5	i)	—	—
Interest payable to shareholders and investors	(18.9)		18.9	i)	—	—

Earnings before taxes (EBT)	£(2.9)		£—		£(2.9)	€(3.3)

Income tax benefit/(expense)[3]	(0.0)				(0.0)	(0.0)

Loss for the period	£(2.9)		£—		£(2.9)	€(3.3)

[1]	Corresponds to “Depreciation, amortisation and impairment” in the unaudited interim consolidated income statement for the 26 weeks ended March 28, 2021 of Wiggle Group.
[2]	Corresponds to “Foreign currency gain / (loss)” in the unaudited interim consolidated income statement for the 26 weeks ended March 28, 2021 of Wiggle Group.
[3]	Corresponds to “Taxation” in the unaudited interim consolidated income statement for the 26 weeks ended March 28, 2021 of Wiggle Group.

The following items represent certain reclassifications of the historical Wiggle Group’s financial statement line items presented in the tables above to conform to the financial statement line items of SSU including:

Statement of financial position items:

a)

The Wiggle Group presents right-of-use-assets under the line item Property, plant and equipment. SSU presents right-of-use assets as separate line item. Accordingly, right-of-use-assets (£17.6 million) were reclassified to the separate line item Right-of-use assets, to be in line with the presentation of SSU.

b)

The Wiggle Group presents the line item Trade and other receivables. SSU presents the line items Trade receivables, Other current financial assets and Other current assets as separate line items. Accordingly, Trade and other receivables were reclassified to Trade receivables (£0.6 million), Other current financial assets (£1.3 million) and Other current assets (£9.7 million) to be in line with the presentation of SSU.

c)

The Wiggle Group presents the line item Share premium. SSU presents the line item Capital reserve. Accordingly, Share premium (£127.7 million) was reclassified to Capital reserve, to be in line with the presentation of SSU.

d)

The Wiggle Group presents the line item Capital contribution. SSU presents the line item Capital reserve. Accordingly, Capital contribution (£72.4 million) was reclassified to Capital reserve, to be in line with the presentation of SSU.

e)

The Wiggle Group presents the line item Profit and loss. SSU presents Capital reserve, Retained earnings and Other reserves as separate line items. Accordingly, Profit and loss was reclassified to Capital reserve (£0.7 million), Retained earnings (£(430.1) million) and Other reserves (£1.6 million) to be in line with the presentation of SSU.

f)

The Wiggle Group presents the line item Creditors: amounts falling due after more than one year. SSU presents the line item Non-current financial liabilities. Accordingly, Creditors: amounts falling due after more than one year was reclassified to Non-current financial liabilities (£377.1 million) to be in line with the presentation of SSU. In addition, the Wiggle Group presents provisions for long-term incentives under the line item Creditors: amounts falling due after more than one year. SSU presents provisions for long-term incentives under the line item Non-current provisions. Accordingly, the remaining portion of Creditors: amounts falling due after more than one year consisting of provisions for long-term incentives (£1.6 million) was reclassified to Non-current provisions.

g)

The Wiggle Group presents the line item Creditors: amounts falling due within one year. SSU presents Trade payables, Other current financial liabilities, Other current liabilities and Contract liabilities as separate line items. Accordingly, the line item Creditors: amounts falling due within one year was reclassified to Trade payables (£43.6 million), Other current financial liabilities (£25.0 million), Other current liabilities (£26.1 million) and Contract liabilities (£2.3 million) to be in line with the presentation of SSU.

Statement of profit or loss items:

h)

The Wiggle Group presents income from disposals of fixed assets under the separate line item Gain / (Loss) on disposal. SSU presents income from disposals of fixed assets under the line item Other operating income. Accordingly, income from disposals of fixed assets (£0.0 million) for the 39 weeks ended September 27, 2020, £0.0 million for the 13 weeks ended December 27, 2020 and £0.0 million for the 26 weeks ended March 28, 2021 were reclassified to Other operating income.

i)

The Wiggle Group presents the line items Other interest payable and similar charges as well as Interest payable to shareholders and investors. SSU presents the line item Finance costs. Accordingly, Other interest payable and similar charges as well as Interest payable to shareholders and investors were reclassified to Finance costs (£35.8 million) for the 39 weeks ended September 27, 2020, £12.6 million for the 13 weeks ended December 27, 2020 and £21.4 million for the 26 weeks ended March 28, 2021 to be in line with the presentation of SSU. In addition, the Wiggle Group presents currency gains and losses – net under the line items Other interest payable and similar charges and Interest payable to shareholders and investors in the case of a currency loss – net position. In case of a currency gain –net position, Wiggle Group presents currency gains and losses – net under the line item Interest receivable and similar income. SSU presents currency gains under the line item Finance income and currency losses under the line item Finance costs. Accordingly, currency gains in an amount of £2.5 million for the 39 weeks ended September 27, 2020 and £2.5 million for the 13 weeks ended December 27, 2020, both included in Other interest payable and similar charges and Interest payable to shareholders and investors were reclassified to Finance income due to a currency loss – net position. The reclassifications to Finance costs in the amount of £35.8 million for the 39 weeks ended September 27, 2020, £12.6 million for the 13 weeks ended December 27, 2020 and £21.4 million for the 26 weeks ended March 28, 2021 include currency losses in the amount of £6.5 million, £1.9 million and £ nil, respectively.

5. Preliminary Purchase Price Allocation

The consideration of the Wiggle Acquisition is as follows:

Wiggle Group Consideration (in € million)
Initial Cash Consideration	€214.1
Equity Consideration	€275.6
Deferred Cash Consideration*	€22.5

Total consideration	€512.1

*

The deferred cash consideration has to be settled within ten business days of the earlier date of (i) the date on which the lock-up period applicable to the Wiggle Sellers in respect of the Yucaipa Ordinary Shares expires as agreed in the Business Combination Agreement, and (ii) the date which is nine months after the completion of the Wiggle Acquisition.

TopCo has performed a preliminary valuation analysis of the fair market value of Wiggle Group’s assets to be acquired and liabilities to be assumed. Using the total consideration for the Wiggle Acquisition, TopCo has estimated the allocations to such assets and liabilities. The assumptions underlying the preliminary purchase price allocation are presented in Transaction Accounting Adjustments M, N, U, W, Y, NN and OO. The following table summarizes the allocation of the preliminary purchase price (in € million):

in € million	Wiggle Group (As Adjusted) (Historical) (Note 4)	Transaction Accounting Adjustments (Note 6)	Note	Estimated Fair Value
Property, plant and equipment	€9.3	€—		€9.3
Right-of-use-assets	20.7	4.5	M	25.2
Intangible assets and goodwill	114.7	453.5	N	568.2
Inventories	65.3	—		65.3
Trade receivables	0.7	—		0.7
Other current financial assets	1.5	—		1.5
Other current assets	11.4	—		11.4
Cash and cash equivalents	68.8	—		68.8
Assets held for sale	1.2	0.6	U	1.8

Total assets acquired (I)	€293.7	€458.6		€752.3

Non-current provisions	4.1	—		4.1
Non-current financial liabilities	443.0	(336.9)	W, X	106.1
Deferred tax liabilities	—	42.4	Y	42.4
Trade payables	51.3	—		51.3
Other current financial liabilities	29.3	(26.5)	X	2.9
Other current liabilities	30.7	—		30.7
Contract liabilities	2.7	—		2.7

Total liabilities assumed (II)	€561.2	€(321.0)		€240.2

Total identifiable net assets [(I) - (II)]	€(267.5)	€779.6		€512.1

This preliminary purchase price allocation has been used to prepare Transaction Accounting Adjustments in the unaudited pro forma condensed combined balance sheet and statements of profit or loss. The final purchase price allocation could differ materially from the preliminary allocation used in the Transaction Accounting Adjustments. The final allocation will be determined when TopCo has completed the detailed valuations and necessary calculations and may include changes in fair values of property, plant and equipment, changes in allocations to intangible assets such as trademarks, customer relationships and technology as well as goodwill and other changes to assets and liabilities.

6. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined consolidated provision for income taxes does not necessarily reflect the amounts that would have resulted had TopCo filed consolidated income tax returns during the periods presented.

The Transaction Accounting Adjustments are based on information currently available and preliminary estimates and assumptions that are subject to change and may be revised as additional information becomes available and is evaluated.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet:

A)

Reflects the (i) actual redemption of 31,820,685 TopCo Shares for aggregate redemption payments of €271.4 million at a redemption price of approximately €8.53 ($10.00) per share based on the investments held in the Trust Account at Closing of €294.3 million ($345.0 million) and (ii) the liquidation and reclassification of €22.9 million of investments held in the Trust Account to cash and cash equivalents after recording the actual redemptions.

B)

Reflects the proceeds of €338.6 million ($397.0 million) from the issuance and sale of 39,700,000 TopCo Shares at €8.53 ($10.00) (with a nominal value of €0.12 per share) per share in the PIPE Financing pursuant to the PIPE Investors (including the Yucaipa Sponsor).

C)

Reflects the payment of €42.9 million of transaction costs incurred in connection with the Merger by SSU and Yucaipa subsequent to March 31, 2021. The remaining transaction costs are already included in the historical consolidated statements of profit or loss of SSU for the fiscal year ended September 30, 2020 (€ nil) as well as for the six-month period ended March 31, 2021 (€4.6 million) and in the historical statements of operations of Yucaipa for the period from June 4, 2020 (inception) through September 30, 2020 (€ nil) as well as for the six-month period ended March 31, 2021 (€1.0 million). These costs will not affect TopCo’s consolidated statement of profit or loss beyond 12 months after the acquisition date. Equity issuance costs (namely, professional fees directly attributable to the Merger) of €9.7 million are offset to capital reserve and the remaining balance is accounted for through retained earnings.

D)	Reflects the payment of €10.3 million of deferred underwriting commissions in connection with Yucaipa’s IPO.

E)

Reflects the payment of transaction bonuses for certain key executives in the amount of €8.7 million of which (i) €4.0 million are paid in cash and (ii) TopCo Shares in an amount of €4.7 million are issued.

F)	Reflects the conversion of the convertible loan of SSU into 1.6 million SSU Shares.

G)

Reflects the equity roll-up of the historical non-controlling interests of SSU through a contribution in kind for 2.0 million SSU Shares. SSU’s historical non-controlling interests of €22.2 million and €15.4 million relating to a put option liability recognized within Non-current financial liabilities are eliminated.

H)

Reflects the adjustment to share capital and capital reserve after the contribution of SSU’s Shares (including SSU’s Shares issued in Transaction Accounting Adjustment F and G) outstanding to TopCo in exchange for 249,850,473 TopCo Shares resulting in a total share capital of €30.0 million and a decrease in capital reserve of €8.8 million, respectively. SSU’s historical share capital of €17.6 million is eliminated.

I)

Reflects the contribution of outstanding Yucaipa Ordinary Shares to TopCo and the issuance of TopCo Shares in exchange. The Merger is accounted for under IFRS 2 with an expense reflected for the excess of the fair value of TopCo Shares issued to Yucaipa shareholders over the fair value of Yucaipa’s net assets acquired.

TopCo issues 12,584,315 TopCo Shares and recognizes share capital of €1.5 million and capital reserve of €105.1 million in exchange for all outstanding Yucaipa Ordinary Shares. Yucaipa’s historical equity, including share capital of €0.0 million, capital reserve of €nil million, retained earnings of €(32.8) million and the remaining redeemable Class A shares of €22.9 million (after recording the elimination of the actual redemptions as described in Transaction Accounting Adjustment A) presented under non-current financial liabilities are eliminated.

In accordance with IFRS 2, the excess of the fair value of TopCo Shares issued to Yucaipa shareholders over the fair value of Yucaipa’s identifiable net assets acquired represents compensation for services and is reflected as an expense, resulting in a €120.8 million decrease to retained earnings.

J)

Reflects the issuance of 51,000,000 TopCo Shares issuable pursuant to the Earn-out Agreement in the Business Combination Agreement with a nominal value of €0.12 per TopCo Share. The shares are conditioned upon per share increases agreed to in the Business Combination Agreement, there are no service conditions.

K)

Reflects the issuance of 1,293,200 TopCo Shares to SSU’s management in exchange for an existing current provision (€1.4 million) relating to the long-term incentive plan of SSU resulting in a total share capital of €0.2 million and an increase in capital reserve of €1.2 million. All personnel expenses relating to the long-term incentive plan of SSU are reflected in the historical consolidated statements of profit or loss of SSU for the fiscal year ended September 30, 2020 (€1.4 million).

L)	Reflects the termination of Yucaipa’s forward purchase agreement with a fair value of €1.3 million, which terminated upon consummation of the Business Combination for no consideration.

M)

Reflects the adjustment of Wiggle Group’s historical right-of-use-assets acquired by TopCo to their estimated fair values. Wiggle Group historically recognized an amount of €20.7 million right-of-use-assets pertaining mainly to a warehouse as well as forklifts, tools, and vehicles and corresponding lease liabilities in the amount of €25.2 million recognized within Non-current financial liabilities (€23.2 million) and Other current financial liabilities (€2.0 million) in the historical consolidated statement of financial position as of March 28, 2021.

As part of the preliminary valuation analysis of the right-of-use assets’ information, TopCo noted that either the right-of-use-assets’ lease start date was recent (in which case market conditions are presumed), or that their remaining lease term and payment amounts deem them to be immaterial. The leases are assumed to be at market conditions, the net book value of the lease liabilities is deemed to be a good proxy for its fair value. Accordingly, and following IFRS 3.28B guidance, the fair value of the lease liabilities is deemed to be a good estimate for the fair value of the right-of-use-assets.

The following table summarizes the estimated fair values of Wiggle Group’s identifiable right-of-use-assets and their estimated useful lives and uses a straight-line method of depreciation:

	Estimated Fair Value	Estimated remaining useful life in years	Twelve-Month Period Ended September 30, 2020 depreciation expense	Six-Month Period Ended March 31, 2021 depreciation expense
in € million
Right-of-use-assets	25.2	13	1.9	1.0

Total	25.2		1.9	1.0

Historical Right-of-use-assets	20.7		2.4	1.2

Total	20.7		2.4	1.2

Transaction Accounting Adjustment	4.5		(0.4)	(0.2)

These preliminary estimates of fair value and estimated useful lives will likely differ from final amounts TopCo will calculate after completing a detailed valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial information. A 10% change in the valuation of right-of-use-assets would cause a corresponding increase or decrease in the balance of approximately €0.2 million, assuming an estimated remaining useful life of 13.0 years.

N)

Reflects the adjustment of Wiggle Group’s historical intangible assets acquired by TopCo to their estimated fair values. As part of the preliminary valuation analysis, TopCo identified intangible assets, including trademarks, customer relationships and technology. The fair value of identifiable intangible assets is determined primarily using the “income approach”, which requires a forecast of all of the expected future cash flows. Since all information required to perform a detailed valuation analysis of Wiggle Group’s intangible assets could not be obtained as of the date of this filing, for purposes of this unaudited pro forma condensed combined financial information, TopCo used certain assumptions based on publicly available transaction data for the industry.

The following table summarizes the estimated fair values of Wiggle Group’s identifiable intangible assets and their estimated useful lives and uses a straight-line method of amortization:

	Estimated Fair Value	Estimated remaining useful life in years	Twelve-Month Period Ended September 30, 2020 amortization expense	Six-Month Period Ended March 31, 2021 amortization expense
in € million
Goodwill	375.0	n/a	n/a	n/a
Trademarks	114.0	5 - Indefinite	2.9	1.5
Indefinite Trademarks	88.5	Indefinite	n/a	n/a
Finite Trademarks	25.5	5 - 10	2.9	1.5
Customer Relationships	56.5	10 - 11	5.3	2.7
Technology	1.5	5	0.3	0.2

Total	547.0		8.5	4.3

Historical Goodwill raised from the CRC acquisition	83.6		n/a	n/a
Historical Trademarks raised from the CRC acquisition	9.2		1.7	0.8
Historical Customer Relationships raised from the CRC acquisition	0.0		0.2	0.1
Historical Technologies raised from the CRC acquisition	0.7		0.1	0.1

Total	93.5		2.0	1.0

Transaction Accounting Adjustment	453.5		6.5	3.3

These preliminary estimates of fair value and estimated useful lives will likely differ from final amounts TopCo will calculate after completing a detailed valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial information. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill and annual amortization expense of approximately €0.9 million, assuming an overall weighted average useful life of 10.0 years for the intangible assets with finite useful lives.

Additionally, this adjustment reflects the elimination of Wiggle Group’s historical goodwill of €83.6 million and the recognition of the goodwill based on the preliminary allocation of the purchase price of €375.0 million.

O)

Reflects the additional payment of €20.2 million of transaction costs incurred within the Wiggle Acquisition by SSU and Wiggle Group subsequent to March 31, 2021. The remaining transaction costs are already included in the historical consolidated statements of profit or loss of SSU for the fiscal year ended September 30, 2020 (€0.1 million) as well as for the six-month period ended March 31, 2021 (€1.2 million) and in the historical income statements of Wiggle Group for the 39 weeks ended September 27, 2020 (€0.8 million), for the 13 weeks ended December 27, 2020 (€0.1 million) as well as for the 26 weeks ended March 28, 2021 (€0.4 million). These costs will not affect TopCo’s consolidated statement of profit or loss beyond 12 months after the acquisition date.

P)	Reflects the payment of approximately €214.1 million in cash and the recognition of a deferred liability of €22.5 million as partial considerations of the Wiggle Acquisition.

Q)

Reflects the repayment of €84.1 million of Wiggle Group’s existing bank debt as of March 28, 2021 historically recognized within Non-current financial liabilities (€82.9 million) and Other current financial liabilities (€1.2 million) in the historical consolidated statement of financial position of Wiggle Group.

R)

Reflects the payment in full of the long-term incentive plan of €2.7 million of Wiggle Group, for which an amount of €1.9 million was already recognized in Non-current provisions in the historical consolidated statement of financial position of Wiggle Group as of March 28, 2021.

S)

Reflects the payment of transaction bonuses for certain key executives of Wiggle Group in the amount of €20.6 million, of which (i) €17.9 million are paid in cash and (ii) TopCo Shares in an amount of €2.7 million are issued.

T)

Reflects the payment of €2.4 million of outstanding monitoring fees to Wiggle Sellers, of which an amount of €2.2 million was already recognized in Trade payables (€1.1 million) and Other current liabilities (€1.1 million) in the historical consolidated statement of financial position of Wiggle Group as of March 28, 2021.

U)	Reflects the adjustment of Wiggle Group’s historical assets held for sale to their estimated fair values.

The following table summarizes the adjustment to the fair values of Wiggle Group’s assets held for sale:

Estimated Fair Value
in € million
Assets held for sale	1.8

Total	1.8

Historical Assets held for sale	1.2

Total	1.2

Transaction Accounting Adjustment	0.6

V)

Reflects the elimination of the historical equity of Wiggle Group and the issuance of 31,045,383 TopCo Shares as part of the consideration paid to the Wiggle Sellers to finance the Wiggle Acquisition. The consideration paid will be denominated in £; however, for pro forma purposes, the period end exchange rate as of March 28, 2021 was used to convert the estimated consideration paid for the Wiggle Acquisition to € assuming the Business Combination have been consummated on March 31, 2021. The exchange rate used to calculate the corresponding amount of TopCo Shares to Wiggle Sellers is based on the most recent exchange rate, resulting in a cumulative translation adjustment of €10.8 million.

W)	Reflects the adjustment of Wiggle Group’s historical preference shares and related dividends to their estimated fair values which become payable with completion of the Wiggle Acquisition.

The following table summarizes the adjustment to the fair values of Wiggle Group’s preference shares and related dividends:

Estimated Fair Value
in € million
Preference shares and related dividends	98.4

Total	98.4

Historical Preference shares and related dividends	93.4

Total	93.4

Transaction Accounting Adjustment	5.0

X)

Reflects the repayment of €363.4 million of Wiggle Group’s shareholder loans and preference shares and related dividends as of March 28, 2021 historically recognized within Non-current financial liabilities (€336.9 million) and Other current financial liabilities (€26.5 million) in the historical consolidated statement of financial position of Wiggle Group as well as the elimination of the fair value adjustment recognized within Non-current financial liabilities (€5.0 million) as presented in Transaction Accounting Adjustment W.

Y)

Reflects the deferred tax liabilities resulting from the Wiggle Acquisition. The estimated increase in deferred tax liabilities of €42.4 million primarily results from the fair value adjustments for non-deductible intangible assets, right-of-use-assets and assets held for sale based on a corporate tax rate of 25.00% for Wiggle Group for future years. The deferred income tax balances are preliminary and subject to change based on management’s final determination of the fair values of assets acquired and liabilities assumed by jurisdiction.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Profit or Loss:

AA)

Reflects the payment of transaction bonuses for certain key executives in the amount of €8.7 million of which (i) €4.0 million are paid in cash and (ii) TopCo Shares in an amount of €4.7 million are issued.

BB)

Reflects the transaction costs incurred in regard with the Merger by SSU subsequent to March 31, 2021 in the amount of €28.9 million. The remaining transaction costs are already included in the historical consolidated statements of profit or loss of SSU for the fiscal year ended September 30, 2020 (€ nil) as well as for the six-month period ended March 31, 2021 (€4.6 million). These costs will not affect TopCo’s consolidated statement of profit or loss beyond 12 months after the acquisition date.

CC)	Reflects the excess of the fair value of TopCo Shares issued over the fair value of Yucaipa’s identifiable net assets acquired recognized in other operating expenses in the amount of €120.8 million.

DD)

Reflects the elimination of approximately €0.0 million and €0.1 million in historical expenses related to Yucaipa’s office space, secretarial and administrative services pursuant to the Administrative Support Agreement for the period from June 4, 2020 (inception) through September 30, 2020 and for the six-month period ended March 31, 2021, respectively, which terminated upon consummation of the Merger.

EE)

Reflects the elimination of approximately €0.0 million and €0.0 million in interest income earned on Yucaipa’s investments held in Trust Account for the period from June 4, 2020 (inception) through September 30, 2020 and for the six-month period ended March 31, 2021, respectively.

FF)

Reflects the elimination of approximately €5.8 million and €2.7 million in interest expense relating to the convertible loan in the historical consolidated statements of profit or loss of SSU for the fiscal year ended September 30, 2020 and for the six-month period ended March 31, 2021, respectively.

GG)	Reflects the elimination of fair value changes of the forward purchase agreement within finance income and finance costs due to the termination of the forward purchase agreement.

HH)

Reflects the income tax effect of transaction accounting adjustments relating to the Merger based on the statutory tax rate of 32.98% (including the solidarity surcharge of 15.83% and a trade tax rate of 17.15%) for SSU. Transaction accounting adjustments directly relating to Yucaipa do not reflect income tax effects as Yucaipa is not subject to income taxation by the Government of the Cayman Islands.

II)

Reflects the elimination of €0.9 million loss for the period attributable to non-controlling interests of SSU for the fiscal year ended September 30, 2020 and €0.7 million income for the period attributable to non-controlling interests of SSU for the six-month period ended March 31, 2021 due to the equity roll-up as presented in Transaction Accounting Adjustment G.

JJ)

Reflects additional personnel expenses relating to the payment of the long-term incentive plan in the amount of €0.8 million. The remaining personnel expenses relating to the long-term incentive plan are already included in the historical consolidated income statements of Wiggle Group for the 39 weeks ended September 27, 2020 (€1.2 million), for the 13 weeks ended December 27, 2020 (€0.2 million) as well as for the 26 weeks ended March 28, 2021 (€0.6 million).

KK)

Reflects the payment of transaction bonuses for certain key executives of Wiggle Group in the amount of €20.6 million of which (i) €17.9 million are paid in cash and (ii) TopCo Shares in an amount of €2.7 million are issued.

LL)

Reflects the transaction costs incurred within the Wiggle Acquisition by SSU and Wiggle Group subsequent to March 31, 2021 in the amount of €20.2 million. The remaining transaction costs are already included in the historical consolidated statements of profit or loss of SSU for the fiscal year ended September 30, 2020 (€0.1 million) as well as for the six-month period ended March 31, 2021 (€1.2 million) and in the historical consolidated income statements of Wiggle Group for the 39 weeks ended September 27, 2020 (€0.8 million), for the 13 weeks ended December 27, 2020 (€0.1 million) as well as for the 26 weeks ended March 28, 2021 (€0.4 million). These costs will not affect TopCo’s consolidated statement of profit or loss beyond 12 months after the acquisition date.

MM)	Reflects additional other operating expenses relating to the payment of the outstanding monitoring fees to Wiggle Sellers in the amount of approximately €0.2 million.

NN)	Reflects the increase of amortization expense resulting from the estimated fair value adjustments recognized within the Wiggle Acquisition as presented in Transaction Accounting Adjustment N.

OO)	Reflects the decrease of depreciation expense resulting from the estimated fair value adjustments recognized within the Wiggle Acquisition as presented in Transaction Accounting Adjustment M.

PP)

Reflects the elimination of interest expenses relating to bank debt for the 52 weeks ended December 27, 2020 (€3.9 million (including €2.9 million for the 39 weeks ended September 27, 2020 and €1.0 million for the 13 weeks ended December 27, 2020)) and for the 26 weeks ended March 28, 2021 (€2.0 million) as well as the elimination of currency gains and losses relating to bank debt mainly denominated in € for the 52 weeks ended December 27, 2020 (€3.5 million (including €4.6 million currency losses for the 39 weeks ended September 27, 2020 and €1.1 million currency gains for the 13 weeks ended December 27, 2020)) and the elimination of currency gains for the 26 weeks ended March 28, 2021 (€4.7 million) in the historical consolidated income statements of Wiggle Group.

QQ)

Reflects the elimination of interest expenses for the shareholder loans and preference shares and related dividends for the 52 weeks ended December 27, 2020 (€39.9 million (including €29.6 million for the 39 weeks ended September 27, 2020 and €10.4 million for the 13 weeks ended December 27, 2020)) and for the 26 weeks ended March 28, 2021 (€21.3 million) in the historical consolidated income statements of Wiggle Group.

RR)

Reflects the income tax effect of transaction accounting adjustments relating to the Wiggle Acquisition based on the statutory tax rate of 19.00% for Wiggle Group, a deferred corporate tax rate of 25.00% for Wiggle Group for future years and the statutory tax rate of 32.98% (including the solidarity surcharge of 15.83% and a trade tax rate of 17.15%) for SSU.

7. Loss per share

The pro forma basic and diluted loss per share amounts presented in the unaudited pro forma condensed combined statements of profit or loss are based upon the number of TopCo Shares outstanding as of March 31, 2021 and September 30, 2020, assuming the Business Combination occurred on October 1, 2019. As the unaudited pro forma condensed combined statements of profit or loss for the twelve-month period ended September 30, 2020 and for the six-month period ended March 31, 2021 are in a loss position, anti-dilutive instruments are excluded in the calculation of diluted weighted average number of ordinary shares outstanding, additionally, up to 51,000,000 TopCo Shares issuable pursuant to the Earn-out Agreement in the Business Combination Agreement and 11,500,000 Public and 5,933,333 Private Placement Warrants to acquire TopCo Shares.

The unaudited pro forma condensed combined financial information has been prepared using the actual redemption of Yucaipa’s Class A Shares:

in € million, except share and per share data
Weighted average shares outstanding - basic and diluted[1]	335,342,807
Pro forma loss for the six-month period ended March 31, 2021	(3.9)
Loss per share - basic and diluted for the six-month period ended March 31, 2021	€(0.01)
Pro forma loss for the twelve-month period ended September 30, 2020	(212.7)
Loss per share - basic and diluted for the twelve-month period ended September 30, 2020	€(0.63)
Weighted average shares outstanding - basic and diluted[1]
SSU shareholders	249,850,473
SSU management	1,293,200
Wiggle Sellers	31,045,383
Management equity consideration	869,436
Yucaipa public shareholders	2,679,315
Yucaipa Sponsor	9,815,000
Yucaipa directors	90,000
PIPE Investors	39,700,000
thereof SSU PIPE Investors	2,500,000
thereof Ronald W. Burkle	5,000,000

335,342,807

[1]	The weighted average shares outstanding - basic and diluted exclude 51,000,000 Earn-Out Shares to SSU shareholders and 11,500,000 Public and 5,933,333 Private Placement Warrants.